SEPARATE ACCOUNT AGREEMENT

     THIS SEPARATE ACCOUNT AGREEMENT (the "Agreement") is made and entered into as of the 26th day of June, 2000 by and between Mountain States Capital, Inc., an Arizona corporation ("MOUNTAIN STATES"), and Heritage West Securities, Inc., an Arizona corporation ("HERITAGE WEST").

     WHEREAS, MOUNTAIN STATES intends to make an offer of rescission and an offer of investment in certain debt securities to (the "Offering"), and raise cash funds from, investors ("the Investors") pursuant to their election forms which are more specifically described in MOUNTAIN STATES' Registration Statement on Form SB-2 as filed with the Securities and Exchange Commission (the "Registration Statement").

     WHEREAS, MOUNTAIN STATES desires to deposit funds contributed by the Investors into a bank account that will serve as a separate account (the "Separate Account") to be initially controlled by HERITAGE WEST for the benefit of MOUNTAIN STATES; and

     WHEREAS, MOUNTAIN STATES intends to offer, pursuant to the Offering, not less than $2,200,000 (the "Minimum Amount") of MOUNTAIN STATES' 18% 12-month unsecured promissory notes (the "New Notes") for which each Investor will pay a minimum of $5,000 with additional amounts in $1,000 increments, of which each note shall have a face value equal to the payment made;

     WHEREAS, it has been determined that the proceeds to be received from the Offering should be placed in the Separate Account until such time as the Minimum Amount has been met,

     WHEREAS,   HERITAGE   WEST  is  willing  to  accept   appointment   as  the
administrator of the Separate Account for only the expressed duties, terms and conditions outlined herein; and

     WHEREAS , the Separate Account to be administered by HERITAGE WEST is to be maintained by Valley Bank of Arizona ("Valley Bank"), 3550 N. Central Ave., Suite 150, Phoenix, Arizona 85012.

     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties hereto agree as follows:

     1. PROCEEDS TO BE DEPOSITED INTO THE SEPARATE ACCOUNT. All funds received from Investors ("Investors Funds") pursuant to their Offering election forms will be (i) wired into the Separate Account in accordance with the instructions contained in Section 9 hereof, or (ii) deposited in the Separate Account by noon on the next business day following the day upon which check proceeds are received by HERITAGE WEST, and shall be retained by HERITAGE WEST in the Separate Account and invested as stated herein. During the term of this Agreement, HERITAGE WEST shall cause all checks received by and made payable to it for the benefit of MOUNTAIN STATES in payment for the New Notes to be endorsed in favor of:

           Heritage West Securities FBO Mountain States Capital, Inc.

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
     In the event that any checks deposited in the Separate Account prove uncollectible after the funds represented thereby have been released by HERITAGE WEST to MOUNTAIN STATES, then, upon written request, MOUNTAIN STATES shall promptly reimburse HERITAGE WEST or Valley Bank for any and all reasonable cost incurred for such and HERITAGE WEST shall deliver the returned checks to MOUNTAIN STATES.

     2. IDENTITY OF INVESTORS. HERITAGE WEST shall furnish to MOUNTAIN STATES with each delivery of funds, as provided in Section 1 hereof, a list of the persons who have paid money for the purchase of the New Notes showing the name, address, amount of New Notes subscribed for and the amount of money paid. All proceeds so deposited shall remain the property of the Investors and shall not be subject to any liens or charges by MOUNTAIN STATES, or HERITAGE WEST, or judgments or creditors' claims against MOUNTAIN STATES, until released to MOUNTAIN STATES as provided in this Agreement. HERITAGE WEST will treat all Investor information as confidential.

     3. MINIMUM AMOUNT. For the purpose of this Agreement, the Minimum Amount is equivalent to the $2,200,000 minimum offering amount described in the MOUNTAIN STATES Registration Statement. When determining whether the $2,200,000 Minimum Amount threshhold has been met for the purpose of the disbursement of funds from the Separate Account, HERITAGE WEST shall combine the (i) total of the cash proceeds deposited in the Separate Account in connection with the Offering, and
(ii) the total of the Outstanding Notes, as that term is defined in the Registration Statement, that are returned for cash to be applied to the purchase of New Notes.

     4. DISBURSEMENT OF FUNDS. From time to time, and at the end of the third business day following the Minimum Amount Date (as defined in paragraph 5 hereof), HERITAGE WEST shall notify MOUNTAIN STATES of the amount of Investors Funds received hereunder. If the Minimum Amount or more, as defined herein, is obtained at any time prior to the Minimum Amount Date and HERITAGE WEST has received reasonable assurances from Valley Bank as to the "available funds" on deposit in the Separate Account, then HERITAGE WEST shall pay out the Separate Account funds and all earnings thereon when and as directed by MOUNTAIN STATES. For Investor Funds placed in the Separate Account by HERITAGE WEST after the Minimum Amount has been disbursed, HERITAGE WEST shall direct Valley Bank to (i) add the appropriate officers of MOUNTAIN STATES as signators to the Separate Account, and (ii) remove the HERITAGE WEST signators to the Separate Account, whereby MOUNTAIN STATES shall have the capacity and authority to pay out the Separate Account funds once the Minimum Amount has been disbursed by HERITAGE WEST. If the Minimum Amount has not been obtained prior to the Minimum Amount Date, HERITAGE WEST shall, within a reasonable time following the Minimum Amount Date, but in no event more than thirty (30) days after the Minimum Amount Date, refund to each of the Investors at the address appearing on the list of Investors, or at such other address as shall be furnished to HERITAGE WEST by the Investors in writing, all sums paid by the Investors pursuant to their subscription agreements for New Notes, without any interest earned therefrom, and shall then notify MOUNTAIN STATES in writing of such refunds. Interest earned on Investor Funds placed in the Separate Account shall be paid to MOUNTAIN STATES.

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     5. SEPARATE  ACCOUNT DATES.  The "Minimum  Amount Date" shall be the end of the sixty day period following the start of the MOUNTAIN STATES' offer of rescission (with the "start" date being the date of the Registration Statement). The "Termination Date" shall be the date HERITAGE WEST receives written notice from MOUNTAIN STATES that it is abandoning the Offering. In all events this Agreement shall terminate upon the one year anniversary from the date of this Agreement.

     6. DUTY AND LIABILITY OF HERITAGE WEST. The sole duty of HERITAGE WEST, other than as herein specified, shall be to receive said funds and hold them subject to release, in accordance herewith. HERITAGE WEST may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. HERITAGE WEST shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. HERITAGE WEST shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. HERITAGE WEST may consult counsel in respect of any question arising under this Agreement and HERITAGE WEST shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

     7. HERITAGE WEST'S FEE. HERITAGE WEST shall be entitled to compensation for its services pursuant to the Rescission/Distribution Broker-Dealer agreement dated March 31, 2000 and amended May 3, 2000 (the "B-D Agreement"). The fee agreed upon for the services rendered pursuant to the B-D Agreement is intended as full compensation for HERITAGE WEST's services as contemplated by the B-D Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or HERITAGE WEST renders any material service not contemplated in this Agreement or the BD Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or HERITAGE WEST is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then HERITAGE WEST shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from MOUNTAIN STATES.

     8. INVESTMENT OF PROCEEDS. All funds held by HERITAGE WEST pursuant to this Agreement shall constitute trust property for the purposes for which they are held. HERITAGE WEST shall invest all funds received from Investors in the Valley Bank Money Market Account.

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
     9. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given
(a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to MOUNTAIN STATES:

     Mountain States Capital, Inc.
     Attn.: Chad Collins
     1407 E. Thomas Rd.
     Phoenix, Arizona 85014

If to HERITAGE WEST:

     Heritage West Securities, Inc.
     Attn.: Paul Arutt or Byron Jolly
     3550 North Central Avenue
     Suite 1800
     Phoenix, Arizona 85012

Wires to Valley Bank should be directed to the following:

     Valley Bank of Arizona
     ABA #________________
     For Credit to: The Heritage West Securities Separate Account
     FBO Mountain States Capital, Inc. - Account # ___________________ (reference Valley Bank account number)

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

     10. INDEMNIFICATION OF HERITAGE WEST: MOUNTAIN STATES hereby indemnifies and holds harmless HERITAGE WEST from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which HERITAGE WEST may suffer or incur by reason of any action, claim or proceeding brought against HERITAGE WEST arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the actions or omissions of HERITAGE WEST. HERITAGE WEST may consult counsel in respect of any question arising under the Separate Account Agreement and HERITAGE WEST shall not be liable for any acting taken or omitted in good faith upon advice of such counsel.

     11. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

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     12.  GOVERNING  LAW;  JURISDICTION.  This  Agreement  shall  be  construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Arizona, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of Maricopa County Superior Court.

     13. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     14. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     15. ENTIRE AGREEMENT. This Agreement and the B-D Agreement contain the entire understanding among the parties hereto with respect to the Separate Account contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

     16. SECTION HEADINGS. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     17. COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     18. TIME OF ESSENCE. Time is of the essence of this Agreement.

     19. RESIGNATION. HERITAGE WEST may resign upon 30 days advance written notice to MOUNTAIN STATES; provided that at the time of resignation, HERITAGE WEST shall nominate a successor whereby the successor shall be an NASD licensed broker-dealer in the State of Arizona. MOUNTAIN STATES shall not withhold unreasonably its consent to such successor. If MOUNTAIN STATES fails to approve the successor within the 30-day period following written notice, HERITAGE WEST may petition any court of competent jurisdiction to name a successor to HERITAGE WEST, in accordance with Section 12.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed the day and year first set forth above.

                                        MOUNTAIN STATES CAPITAL, INC.


                                        By: /s/ Chad Collins
                                            ------------------------------------
                                            Chad Collins, President


                                        HERITAGE WEST SECURITIES, INC.


                                        By: /s/ Paul F. Arutt
                                            ------------------------------------
                                            Paul F. Arutt, President

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